Exhibit 99.1



     ATLAS AIR WORLDWIDE HOLDINGS, INC. ANNOUNCES STOCKHOLDER RIGHTS PLAN



     Purchase, NY (June 19, 2001) -- Atlas Air Worldwide Holdings, Inc. announced today that its Board of Directors declared a dividend distribution of Rights, which are designed to ensure that stockholders receive better value and equitable treatment in the event of an unsolicited proposal to acquire control of the Company. One Right to purchase one one-thousandth of a share of a new series of junior preferred stock will be issued to Atlas Air Worldwide Holding's stockholders for each share of the Company's common stock held as of the close of business on July 2, 2001. On May 31, 2001, Atlas Air Worldwide Holdings had outstanding 38,229,422 shares of common stock.

Each Right will entitle holders thereof to purchase one one-thousandth of a share of junior preferred stock at an exercise price of $115 per share, subject to adjustment. The Rights will be exercisable, and will detach from the respective shares of common stock, only if a person or group acquires common stock and/or other voting capital stock of the Company which has 20% or more of the voting power of all outstanding capital stock of the Company, or announces a tender or exchange offer that, if consummated, will result in a person or group beneficially owning any such capital stock of the Company which has 20% or more of the voting power of all outstanding capital stock of the Company. In the event that a person or group acquires capital stock of the Company that has 20% or more of the voting power of all outstanding capital stock of the Company, each Right will entitle the holder (other than such acquiring person or group) to purchase Atlas Air Worldwide Holdings common stock with a value of $230, subject to adjustment. Atlas Air Worldwide Holdings will generally be entitled to redeem the Rights at $.001 per Right at any time prior to the close of business on the tenth business day after the Rights become exercisable. The Rights expire at the close of business on July 2, 2011.

The Rights are not being distributed in response to any specific effort to acquire control of the Company, and the Board is not aware of any such effort.

Details of the Rights and the related Rights Agreement are outlined in materials that are being mailed to all stockholders.

Atlas Air Worldwide Holdings, Inc. (NYSE:CGO) is the holding company of Atlas Air, Inc., a United States certificated air carrier that operates a fleet of Boeing 747 freighters under ACMI


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contracts. These contracts include the provision by Atlas Air of the Aircraft,
Crew, Maintenance and Insurance for some of the world's leading international carriers.